                                                                     EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                               INVENTOY.COM, INC.

                                       AND

                        INVENTOY.COM INTERNATIONAL, INC.



                                 MARCH 14, 2002




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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of March 14, 2002, (the "Effective Date"), between Inventory.com International Inc., a Delaware corporation ("Buyer"), and Inventoy.com, Inc., a Delaware corporation ("Seller").

         WHEREAS, Seller owns certain assets relating to the licensing of toy designs to toy manufacturers and acting as a toy inventor's agent in licensing toy designs developed by others (the "Business");

         WHEREAS, Seller desires to sell and Buyer desires to buy all assets of the Business as more particularly described below upon all of the terms and subject to the conditions set forth herein;

         WHEREAS, upon consummation of the sale to Buyer of the Business, Buyer intends to continue to operate the Business as currently conducted.

         NOW THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1. "Acquired Assets" shall mean all rights, titles and exclusive interests of Seller in and to all patents, trademarks, trade names, technical processes, know-how and other intellectual property associated with the Business of the Company, whether registered or not, including, but not limited to the twenty seven (27) toy designs Seller acquired from Kaplan Design Group; all tangible and intangible property related to the Business of the Company including customer lists, records, goodwill and other intangible assets; all contracts for purchases from suppliers or deliveries to customers of the Company; and any other assets of any nature whatsoever that are related to or used in connection with the Business of the Company and its goodwill.

         1.2. "Agreement" means this Asset Purchase Agreement between Seller and Buyer entered into as of the Effective Date, and all the exhibits and schedules hereto.

         1.3. "Closing Date" or "Closing" shall mean 10:00 a.m. EST on March 14, 2002, or such earlier date as the parties may agree.

         1.4. "Excluded Assets" shall mean all rights, titles and exclusive interests of Seller in and to all cash, cash equivalents and marketable securities; and all receivables due accruing prior the Closing Date.

         1.5. "Liens" is defined in Section 2.1.

         1.6. "Purchase Price" shall mean 100 shares of the Buyer's common stock, par value $.001 (the "shares"), which are all of the outstanding shares of Buyer's stock.


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                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         2.1 Assets Transferred. Subject to the terms and conditions hereof, Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to buy, on the Closing Date, all of Seller's rights, titles and interests in and to the Acquired Assets. The Acquired Assets are and, when conveyed to Buyer, will be, free and clear of all liens, security interests, claims, obligations, liabilities, and other encumbrances (collectively, "Liens"). Buyer will assume the obligations of Seller under material contracts, if any.

         2.2 Excluded Assets. The Excluded Assets shall be retained by Seller and shall not sold to Buyer pursuant to this Agreement; Seller hereby retains any and all rights in and to the Excluded Assets.

         2.3 Assumed Liabilities. Purchaser is not assuming any liabilities of Seller whatsoever.

         2.4 Closing.

         At the Closing, Seller shall deliver to Buyer:

                  (A) An executed Bill of Sale and Assignment, conveying all of Seller=s rights, titles and interests in and to the Acquired Assets to Buyer for the Purchase Price;

                  (B) All of the Acquired Assets that exist in tangible form, such as the customer lists and records, business licenses and applicable employee files and records, or appropriate means of access to the same; and

         At the Closing, Buyer shall deliver to Seller:

                  (A) Resolutions of Buyer=s Board of Directors authorizing the terms of this Agreement and the payment of the Purchase Price set forth in Section 1.6 hereof.

                  (B)       An executed Bill of Sale and Assignment; and

                  (C) A stock certificate or certificates representing the Shares.

         2.5 Payment of Purchase Price. Buyer shall issue and deliver the certificate or certificates representing the Shares to Seller at the Closing. The Shares shall be fully paid and non-assessable, and the certificate or certificates therefore shall so state.



                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization. Seller is a corporation duly organized and validly existing in the State of Delaware.

         3.2 Ownership. Seller is the sole owner of the Acquired Assets.

         3.3 Title to Acquired Assets. Seller has good title to all of the Acquired Assets, free and clear of all Liens, except as set forth on Schedule
1.1 hereto (if any).

         3.4 Litigation. There are no lawsuits or legal proceedings or investigations, pending or threatened, which could adversely affect the ability of Seller to perform its obligations under this Agreement, or the ability of Buyer to operate the Business after the Closing, nor are there any judgments or orders (judicial,

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administrative or otherwise) outstanding (A) requiring Seller to take any action of any kind with respect to the Acquired Assets, or (B) which otherwise relate to, involve or affect the Acquired Assets.

         3.5 Compliance with Laws. To Seller's knowledge, Seller is in compliance, in all material respects, with all applicable legal requirements in connection with the conduct of the Business, except where the failure to do so would not have a material adverse effect on Buyer or the operation of the Business.

         3.6 Tax Returns; Other Tax Reports. Seller has filed all material tax returns and other tax reports required to be filed as they relate to the operation of the Business, and has timely paid all taxes which have become due and payable as shown on any such return or report, or has established reserves or otherwise provided for any material tax liability which it is contesting or intends to contest in good faith.

         3.7 Bonds. There are no franchise, construction, fidelity, performance or other bonds posted or required to be posted by Seller in connection with the Acquired Assets.

         3.8 Finders and Brokers. Seller has not entered into any contract, arrangement or understanding with any person which may result in an obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading up to this Agreement or the consummation of the transactions contemplated by this Agreement, and Seller is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         4.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 Power; Authority; Consents. Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, to own, lease and operate the Acquired Assets, to carry on the Business as currently being conducted, and to assume the obligations of the Seller under the material contracts, if any. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of the Shares to Seller, have been duly authorized and approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

         4.3 Finders and Brokers. Buyer has not entered into any contract, arrangement or understanding with any person which may result in an obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading up to this Agreement or the consummation of the transactions contemplated by this Agreement, and Buyer is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or like payment in

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connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                    ARTICLE V

                                    COVENANTS

         5.1 Access and Information. After the Closing Date, if necessary, subject to the provisions of Section 5.2 hereof, Seller shall (i) provide, to the officers and other authorized representatives of Buyer, full access, during normal business hours upon reasonable advance notice, to any and all premises, properties, files, books, records, documents and other information of Seller,
(ii) cause its officers to furnish to Buyer and Buyer's authorized representatives any and all financial, technical and operating data and other information pertaining to the Acquired Assets as Buyer may reasonably request,
(iii) make available to Buyer and its authorized representatives personnel of Seller to consult with such persons concerning the Acquired Assets and (iv) make available for inspection and copying by Buyer true and complete copies of any documents relating to the foregoing.

         5.2 Confidentiality. Seller and Buyer acknowledge that the transactions described herein are of a confidential nature and each of Seller and Buyer agrees not to disclose any of such confidential information, except to (i) their respective legal, financial, and accounting advisors, (ii) their lenders, shareholders, officers, and directors, or (iii) as required by law.

         5.3 Conduct of the Business Prior to the Closing. Between the date hereof and the Closing Date, Seller shall (i) conduct the operation of the Acquired Assets only in the ordinary course, (ii) use commercially reasonable efforts to preserve intact the Acquired Assets and its business relationships with, and the goodwill of, its suppliers, customers, employees and others, and
(iii) not sell any Acquired Assets, or take any action which would be inconsistent with or cause any of Seller's representations and warranties contained herein to be untrue or inaccurate in any material respect as of the Closing Date.

         5.4 Additional Agreements. If at any time after the Closing Date, any further document is necessary to convey good title to the Acquired Assets or to otherwise carry out the purposes of this Agreement, the parties agree to execute and deliver any such document.

         5.5 Notification of Certain Matters. Between the date hereof and the Closing Date, Seller will give prompt notice in writing to Buyer of: (i) any information that indicates that any representation and warranty contained herein will not be true and correct in any material respect as of the Closing Date;
(ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a material condition specified in this Agreement; and (iii) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a material default, received by Seller subsequent to the date of this agreement and prior to the Closing Date, under any Material Contract.


                                   ARTICLE VI

                                   TERMINATION

         Section 6.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to Closing by the mutual written consent of the Seller and Buyer.


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         Section 6.2. Termination by Seller or Buyer. This Agreement may be
terminated by either the Seller or Buyer, by giving written notice of such termination to the other party, if the Closing shall not have occurred by March 14, 2002; provided that the terminating party is not then in material breach of its obligations under this Agreement.


                                   ARTICLE VII

          CONDITIONS TO THE OBLIGATIONS OF BUYER TO EFFECT THE CLOSING

         The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

         7.1 Representations and Warranties; Agreements; Covenants. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, and each of the obligations of Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.

         7.2 Authorization of Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller.

         7.3 Consents. Seller shall have obtained all required material consents of third parties in connection with the transfer of the Acquired Assets to Buyer.

         7.4 Absence of Litigation. No order, stay, judgment or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby.

         7.5 Closing Documents. All of the documents listed in Section 2.4 shall have been delivered to Buyer at the Closing in satisfactory form.

         7.6 No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement.


                                  ARTICLE VIII

          CONDITIONS TO THE OBLIGATIONS OF SELLER TO EFFECT THE CLOSING

         The obligations of Seller required to be performed by it at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Seller as provided herein except as otherwise provided by applicable law:

         8.1 Representations and Warranties; Agreements; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, and each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied within all material respects as of the Closing.


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         8.2 Authorization of Agreement; Consents. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

         8.3 Absence of Litigation. No order, stay, judgment or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby.

         8.4 Consents. Buyer shall have obtained all required material consents of third parties in connection with the acquisition of the Acquired Assets from Seller.

         8.5 Closing Documents. All of the documents listed in Section 2.4 shall have been delivered to Seller at the Closing in satisfactory form.


                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival. All representations, warranties and obligations contained in this Agreement, or in any Schedule, certificate, document or statement delivered pursuant hereto, shall survive for a period of one (1) year after the Closing.

         9.2 Indemnification. The parties shall indemnify each other as set forth below:

                  (a) Seller hereby agrees to indemnify and hold harmless Buyer and its members, managers, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Buyer from, and to reimburse Buyer and its members, managers, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Buyer for, any and all damages, liabilities and third-party claims, and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all reasonable legal fees, except with respect to clause (ii) below) arising out of, based upon or resulting from (i) any misrepresentation of Seller which is contained in or made pursuant to this Agreement, or (ii) the failure of Seller to pay any liability of Seller than is not one of the Assumed Liabilities to the extent of the actual amount for which a valid claim arising out of, based upon or resulting from such unpaid liability is made against Buyer or (iii) the breach of or failure to perform by Seller of any of its obligations contained in or made pursuant to this Agreement; provided, however, that such indemnity shall not apply to any inaccuracy, breach or failure to perform a representation, warranty or obligation if, and to the extent that, Buyer is specifically advised by Seller in writing of or has actual knowledge of such inaccuracy, breach or failure to perform prior to the Closing and nevertheless proceeds with the Closing.

                  (b) Buyer hereby agrees to indemnify and hold harmless Seller and its members, managers, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Seller for, any and all losses, damages, liabilities and claims and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all reasonable legal fees) arising out of, based upon or resulting from (i) any misrepresentation of Buyer which is contained in or made pursuant to this Agreement or (ii) Buyer's breach of or failure to perform any of its obligations contained in or made pursuant to this Agreement, subject to the same proviso contained in Section 9.2(a) above.




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                  (c) For purposes of Sections 9.2(c), and 9.2(d) hereof, Buyer, on the one hand, and Seller, on the other hand, shall be referred to as an "indemnifying party" or an "indemnified party," as the case may be. In the event of the occurrence of any event which either Buyer or Seller asserts is an indemnifiable event pursuant to this Article IX, the party claiming indemnification shall notify the indemnifying party in writing promptly. If such event involves the claim of any third party, the indemnifying party shall have sole control over, and shall assume all expense with respect to, the defense or settlement of such claim; provided, however, that:

                           (i) The indemnified party shall be entitled to
                  participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                           (ii) The indemnifying party shall obtain the prior
                  written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party, and such approval shall not be unreasonably withheld.

         If the indemnifying party does not assume sole control over the defense or settlement of such claim as provided in this Section 9.2(c), the indemnified party shall have the right to defend and settle the claim in such reasonable manner as it may deem appropriate at the reasonable cost and expense of the indemnifying party, and the indemnifying party shall promptly reimburse the indemnified party therefor in accordance with this Section 9.2.

                  (d) In any event involving the claim of any third party, the indemnified party shall cooperate fully with the indemnifying party in the defense of any such claim under this Section 9.2. Without limiting the generality of the foregoing, the indemnified party shall furnish the indemnifying party with such documentary or other evidence as is then in its possession as may reasonably be requested by the indemnifying party for the purpose of defending against any such claim.

         9.3 Exclusive Remedy. In the event that a misrepresentation or breach of warranty, agreement or covenant is discovered by either party after the Closing, or in the event of any other claim relating to or arising under this Agreement or any of the transactions contemplated hereby (the "Transactions"), or any document executed in connection with the Transactions, other than a claim based upon fraud or intentional misrepresentation, the sole and exclusive rights and remedies of the complaining party shall be as set forth in this Article 9, and such party shall not be entitled to a rescission of this Agreement.

         9.4 Net Recovery. The effect of any misrepresentation or breach or failure to perform or comply with any warrant, covenant or agreement of, or any indemnifiable claim against, Seller under or in respect of, this Agreement or any of the Transactions, or any document executed in connection with the Transactions, and any damages resulting therefrom, shall be determined based solely on actual damages (1) on a net after-tax basis (that is, with the amount thereof reduced to reflect the tax benefit, if any, resulting therefrom), and
(2) net of any amount recovered or recoverable by or on behalf of Buyer in respect thereof or in connection therewith under any one or more policies of insurance maintained by any party hereto or any third party.

         9.5 Consequential Damages; Disclaimer of Warranties. NO PARTY HERETO SHALL BE HELD LIABLE HEREUNDER FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST OPPORTUNITY COSTS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


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                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Expenses; Taxes. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such party, except as otherwise provided herein) in connection with this Agreement and the transactions contemplated hereby. Sales tax, use tax or any similar tax arising out of the transactions contemplated hereby, if any, shall be paid by Buyer.

         10.2 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by registered or certified mail, postage prepaid. Any party may change its address for purposes of notice by giving notice in accordance with the provisions of this
Section 10.2. Any such notice will be deemed to be given when received, if personally delivered or sent by facsimile (with confirmation of delivery), and, if mailed, five (5) days after deposit in the United States mail, properly addressed, with proper postage affixed.

         10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto (and, with respect to Article IX, the indemnified parties referred to therein) and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

         10.4 Entire Agreement; Captions. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect, thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein. The captions in this Agreement are for convenience of reference only, do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties.

         10.5 Amendments; Termination. This Agreement may be modified, and any waiver of compliance with any provision or condition hereof or consent provided for herein shall be effective, only by a written instrument duly executed by the parties hereto. This Agreement (except for the provisions of Sections 5.2 and 10.1 hereof, which shall continue in effect) and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date (i) by written agreement of the parties hereto or (ii) by Buyer or Seller upon written notice given to the other party, as a result of the failure of the satisfaction of one or more of the conditions to Closing set forth herein; provided, however, that such failure shall not be the result of any action or inaction on the part of the party seeking to terminate this Agreement. In the event of any termination permitted by the preceding sentence, the parties hereto shall have no liabilities pursuant to this Agreement to the other parties hereto, except for liabilities arising out of a breach of Section 5.2 or 10.1 hereof. However, a termination under this Section 10.5 shall not relieve any party of liability for any intentional failure to perform or comply with any agreement or any intentional misrepresentation or constitute a waiver of any claim with respect thereto.

         10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

         10.7 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to its conflict of laws rule.


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         10.8 Severability. If any one or more of the provisions of this
Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     SELLER:

                                     INVENTOY.COM, INC.


                                     By: /s/ Ed Kaplan
                                         ---------------------------------------
                                     Name:   Ed Kaplan
                                     Title:  President and CEO

                                     BUYER:

                                     INVENTOY.COM INTERNATIONAL, INC.

                                     By: /s/ Ed Kaplan
                                         ---------------------------------------
                                     Name:   Ed Kaplan
                                     Title:  President and CEO




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                                  SCHEDULE 1.1

                                      LIENS



         None.




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